Exhibit 99.1

IMPCO Technologies Announces Completion of BRC Acquisition

Cerritos, California // April 4, 2005 // PRNewswire // IMPCO Technologies, Inc. (Nasdaq: “IMCO”) announced today that it has completed the acquisition of B.R.C., Societa a Responsibilita Limitata, headquartered in Cherasco, Italy. BRC is a leading developer and manufacturer of alternative fuel systems and components. This was the final step in this transaction, which involved a purchase of 50% of BRC’s outstanding equity interests from its founders, Mariano Costamagna and Pier Antonio Costamagna. In exchange for the founders’ equity interest the company issued 5,098,284 shares of IMPCO common stock and paid approximately US$10 million in cash. IMPCO previously had acquired 50% of BRC’s equity interest from the founders and their families in a series of related transactions between October 2002 and July 2003.

In connection with this transaction, Mariano Costamagna became IMPCO’s chief executive officer on January 1, 2005. Mr. Costamagna was very optimistic about the outcome of the closing of the transaction, saying that, “We are very happy to have completed this transaction, which represents the culmination of nearly three years’ work and solidifies the relationship between these companies. Most importantly, we can now begin to focus our attention on our core business operations: using our financial resources efficiently to exploit what appears to be tremendous market potential. With the recent, rapid increases in the cost of crude oil,” Mr. Costamagna noted, “there has never been a better time for us to improve our operations and our financial results.” In order to realize on these opportunities, Mr. Costamagna stated that the new management team will:

•	Make the best efforts to reduce operating costs with the tremendous synergies that we expect to generate as a consequence of the transaction.

•	Approach the company’s business from a commercial perspective, “focusing on our core competencies of developing, designing and manufacturing alternative fuel systems components,” said Mr. Costamagna.

•	Adopt a plan for restructuring the company to improve operating efficiency and reliability.

•	Leverage the complementary product and geographic strengths that exist among the newly combined entities, IMPCO and BRC.

IMPCO also announced the appointment of a new independent director, Marco Di Toro. Mr. Di Toro is a partner in the law firm of Grosso, de Rienzo, Riscossa, Gerlin e Associati in Turin, Italy and holds a law degree from Università Cattolica del Sacro Cuore, Milan (Catholic University of Sacred Heart of Jesus, Milan). Mr. Di Toro is expected to serve on the company’s nominating committee and compensation committee.

Cautionary Statement about Forward Looking Information

Except for historical information, the statements, expectations and assumptions contained in the foregoing press release are forward-looking statements. Forward-looking statements in this release include, but are not limited to, management’s expectations regarding the success of our plans to integrate the businesses and realize the synergies and other benefits we expect from the transaction. Such statements are subject to a number of risks and uncertainties, and actual results could differ materially from those discussed in any forward-looking statement. Factors that could cause actual results to differ materially from such forward-looking statements include, among other factors, the reaction of the securities markets to changes in our management and business strategy; our ability effectively to integrate our management team as the transition continues; the combined company’s ability to meet OEM specifications; the success of our recently announced programs with strategic partners; factors that impact growth in international markets; and the level and success of the company’s development programs with OEMs. Readers also should consider the risk factors set forth from time to time in the company’s SEC reports, including but not limited to those contained in the section entitled “Management’s Discussion & Analysis of Financial Condition and Results of Operation – Risk Factors” in its annual report on Form 10-K for the fiscal year ended December 31, 2003. The company does not undertake to update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

About IMPCO Technologies

IMPCO Technologies, Inc., along with its wholly owned subsidiary, BRC, S.r.l., is a leading source of advanced alternative fuel systems technology and components for internal combustion engines. Our products enable these engines to function using efficient, environmentally friendly gaseous fuels such as propane, natural gas and biogas. IMPCO/BRC products improve efficiency and performance while reducing emissions. IMPCO is a major supplier to original equipment manufacturers and the aftermarket in the bus and truck, industrial and power generation markets, as well as to the automotive aftermarket. BRC is a world leader in alternative fuel systems in the automobile and light transportation sectors. IMPCO and BRC support a global aftermarket through a network of more than 400 distributors and dealers, and 12 regional offices.

For further information, please contact Dale Rasmussen, Vice President, Investor Relations.

Phone: +1-206-315-8242

Fax: +1-206-315-8301